PLANET FITNESS ANNOUNCES SPECIAL CASH DIVIDEND OF $2.78 PER SHARE

Company Successfully Amends Senior Secured Credit Facility

NEWINGTON, N.H. (November 10, 2016) -- Planet Fitness, Inc. (NYSE: PLNT), one of the largest and fastest-growing franchisors and operators of fitness centers in the U.S., today announced that its Board of Directors has declared a special cash dividend of $2.78 per share to holders of Class A common stock and equivalent payments to unit holders of Pla-Fit Holdings, LLC funded in part by an amendment to its senior secured credit facility increasing the aggregate principal amount of the term loan by $230 million.

Christopher Rondeau, Chief Executive Officer commented, “We are pleased to be able to reward our shareholders with this special cash dividend.  Today’s announcement highlights the Board’s confidence in the strength of our asset-light business model, the unique positioning of Planet Fitness’ affordable, non-intimidating fitness offering and the Company’s long runway for future growth. We will continue to evaluate how to best utilize our strong balance sheet and free cash flow generation in order to maximize shareholder value.”

The special cash dividend will be paid on December 5, 2016 to shareholders of record as of November 22, 2016.  The ex-dividend date will be November 18, 2016.  Shareholders who sell their shares prior to the November 18, 2016 ex-dividend date will also be selling their right to receive the special dividend.

The Company will fund the $275 million special dividend (which includes payments made to unit holders of Pla-Fit Holdings, LLC) through available cash balances and incremental term loan borrowings of $230 million available through the amendment of the Company’s senior credit facilities. Following the amendment, the Company’s senior credit facilities consist of $718.45 million in senior secured term loan borrowings and a $75 million senior secured revolving credit facility.  The senior secured term loans bear an initial interest rate of LIBOR + 350 bps following the amendment, while borrowings under the senior secured revolving facility will bear an initial interest rate of LIBOR + 325 bps, with additional step ups in applicable margin to be applied based on increases in the Company’s total net leverage to EBITDA ratio during the life of the revolving facility.

Additional details can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission on November 10, 2016.

###

About Planet Fitness

Founded in 1992 in Dover, N.H., Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the United States by number of members and locations. As of September 30, 2016, Planet Fitness had more than 8.7 million members and more than 1,200 stores in 47 states, the District of Columbia, Puerto Rico, Canada and the Dominican Republic. The Company's mission is to enhance people's lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 90% of Planet Fitness stores are owned and operated by independent business men and women.

Forward-Looking Statements

This press release contains certain statements with respect to our anticipated future performance, especially those attributed to our Chief Executive Officer above (“forward-looking statements”). Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the fact that the dividend described above is one-time in nature and any future dividends or other return-of-capital initiatives are subject to the discretion of the Company’s board of directors and other business and legal requirements and considerations. Other important factors include risks and uncertainties associated with competition in the fitness industry, the Company’s and franchisees’ ability to attract and retain new members, changes in consumer demand, changes in equipment costs, the Company’s ability to expand into new markets, operating costs for the Company and franchisees generally, availability and cost of capital for franchisees, acquisition activity, developments and changes in laws and regulations, our substantial indebtedness, our corporate structure and tax receivable agreements, general economic conditions and the other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and the Company’s other filings with the Securities and Exchange Commission. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.

Source: Planet Fitness, Inc.

Investor Contact

Brendon Frey

ICR

203-682-8200

brendon.frey@icrinc.com

Media Contact

McCall Gosselin

Planet Fitness

603-957-4650

press@pfhq.com

Julia Young

ICR

646-277-1280

Julia.young@icrinc.com